EXHIBIT 99.1


NEWS                                                          [GRAPHIC OMITTED]





                                                                    EXHIBIT 99.1


CONTACT:      W. JOHN FULLER  (NEWS MEDIA)            CHARLES R. HARRISON
              KEYCORP                                 BRUCE E. HALL
              216.689.8140                            UNION BANKSHARES
              WILLIAM_FULLER@KEYBANK.COM              303.298.5352

              VERNON L. PATTERSON  (ANALYSTS)
              KEYCORP
              216.689.0520
              VERNON_L_PATTERSON@KEYBANK.COM

KEY MEDIA
NEWSROOM:     WWW.KEY.COM/NEWSROOM        INVESTOR RELATIONS:  WWW.KEY.COM/IR
              --------------------

FOR IMMEDIATE RELEASE

              KEYCORP AND UNION BANKSHARES SIGN MERGER AGREEMENT

  COMBINATION WILL EXPAND KEY'S TRUSTED ADVISOR ROLE WITH CLIENTS IN DENVER
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                                     MARKET


CLEVELAND AND DENVER, September 25, 2002 - KeyCorp (NYSE: KEY) and Union Bankshares, Ltd. (Nasdaq:UBSC) today announced the signing of a definitive agreement in which Union Bankshares would be acquired by Key.

      The transaction, which is subject to approval by Union Bankshares shareholders and by certain regulatory agencies, is expected to be completed in the fourth quarter 2002. Under terms of the agreement, Union Bankshares shareholders would receive a cash distribution of $22.63 per Union Bankshares common share.

      With assets of $454 million, Union Bankshares, through its principal subsidiary Union Bank & Trust, serves business owners and consumers from seven offices in the Denver metropolitan area. With operations dating back to 1917, Union Bank & Trust has focused on meeting the business and personal financial services needs of small to medium-size business owners. Union Bank & Trust has offices in Denver, Golden, Lakewood and Littleton.

      KeyBank, National Association, KeyCorp's principal banking subsidiary, has 44 offices throughout the Denver metropolitan area and in the Colorado communities of Boulder, Colorado Springs, Estes Park, Fort Collins, Fort Morgan, Greeley and Sterling. Key's McDonald Investments subsidiary has five offices in Colorado, including two in Denver, and its leasing subsidiary, Key Equipment Finance, is based in Superior, Colorado. Key has more than 700 employees and 77 ATMs in Colorado to serve clients in addition to its KeyCenter (branch) network.

                                       -more-

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ADD ONE - KEYCORP AND UNION BANKSHARES SIGN MERGER AGREEMENT


      "Part of KeyCorp's strategy has been to enhance its presence in select markets like Denver, where we are already well established," said Henry L. Meyer III, KeyCorp chairman and CEO. "With the addition of an outstanding bank like Union Bank & Trust, we continue our aggressive steps to add market share in Denver. Over the past several years, we have built several new branches and substantially added professional expertise here to better serve the consumers and businesses of this important market."

      "On behalf of the Union Bankshares Board of Directors, I am extremely pleased to announce this merger agreement with KeyCorp," said Charles R. Harrison, chairman and CEO of Union Bankshares. "We are confident that this partnership is in the best interests of our shareholders, employees and clients."

      "We chose Key as a partner because we share the same core values, including a strong sense of client focus and commitment," said Herman J. Zueck, chairman and CEO of Union Bank & Trust. "With the resources and support of Key, we will be able to deepen those client relationships with a greatly expanded product base."

       "Union Bank's promise to its clients has been `personal attention and professional service', which is clearly compatible with Key's trusted advisor client focus. Both Key and Union are committed to offering clients superior solutions and distinctive service," said Len E. Williams, president of Key's Denver-based Colorado District. "We also share a strong commitment to the Denver community and we look forward to serving it from a larger, more accessible base."

      Cleveland-based KeyCorp is one of the nation's largest bank-based financial services companies, with assets of approximately $83 billion. Key companies provide investment management, retail and commercial banking, retirement, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company's businesses deliver their products and services through KeyCenters and offices; a network of approximately 2,300 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, Key.com,(R) that provides account access and financial products 24 hours a day.

                                    # # #

Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at KEY.COM/NEWSROOM.